Exhibit 10.4
October 23, 2006

Douglas Lynn Soder
Dear Doug:
On behalf of TTM Technologies, I am pleased to confirm an offer of employment to you as Executive Vice President at TTM Technologies. I believe your skills, experience, knowledge, and leadership ability will be a definite asset to our organization. This offer is contingent upon successful completion of a pre-employment drug and alcohol screening and proof of the legal right to work in the United States. Your start date will be Oct. 28, 2006.
The key elements of our offer are described in this letter.
1.	COMPENSATION
          Your compensation package will consist of the following:
A.	Base Salary

Your annual salary will be $330,000.00 paid bi-weekly. Salary will be subject to annual reviews based on performance.

B.	2007 Bonus Opportunity

As a member of the executive management team you will be eligible to participate in the annual incentive bonus compensation pool. The amount of the bonus pool is subject to the financial performance of the Company, based on the 2007 budget submitted by management and approved by the Board of Directors. You will participate at level two, which in 2006 had the following payouts:

Achieve 50% of the annual financial budget and the payout is 16.5% of your annual salary.

Achieve 80% of the annual financial budget and the payout is 33.0% of your annual salary.

Achieve 100% of the annual financial budget and the payout is 66% of your annual salary.

Achieve 120% of the annual financial budget and the payout is 112% of your annual salary.

Achievements between the levels above are pro-rated.

The specific amount awarded to you is at the discretion of the CEO and subject to approval by the Board of Directors.

C.	Stock Options

You will be provided with 60,000 stock options upon approval by the Board of Directors. The options will be subject to the standard vesting schedule. The option price will be the stock price at the close of the trading day on November 2, 2006, the day of the BOD meeting, provided the acquisition of the Tyco PCB group closes on that day.

D.	You will receive a signing bonus of $50,000.00. This bonus will be paid to you less the normal withholding at your first payroll period.

E.	Retention Bonus

You will receive a retention bonus of $200,000.00 on October 28, 2008 and $150,000 on October 28, 2009 provided you are still employed by TTM on those dates.

F.	You will be eligible to participate in the TTM Stock Option/Restricted Share program.

The minimum restricted shares you will receive in 2007 will be 10,000 shares annually, however, 2500 shares will be granted each quarter. The restricted shares will be awarded under the terms and conditions of the Stock Option program.

G.	Benefits

You will be eligible to participate in the TTM Technologies standard benefit package accorded an Executive Vice President.

H.	Severance

Your Severance agreement will include the following conditions: Accelerated vesting of your options and restricted shares if the company is sold and your employment is terminated.
1.	Accelerated payment of any unpaid bonus is the company is sold and your employment is terminated.

2.	Accelerated payment of any unpaid bonus is you are terminated by the company without cause.

3.	You will receive two years salary as a severance payment if terminated by the company in the first year of employment except for termination with cause.

4.	You will receive one year salary as a severance payment if terminated by the company in the second year of employment except for termination with cause.

5.	You will receive six months salary as a severance payment if terminated by the company after the second year of employment except for termination with cause.

6.	I have recommended to the Comp Committee that the six months salary payment mentioned above be extended to one year. I anticipate that in

7.	the near future the six months period will be extended to one year.
I.	Trade Secrets and Confidentiality

During the course of your employment, you will have access to various trade secrets and confidential information of the Company. You will be expected not to disclose such information or use it in any way, whether during your employment with the Company or thereafter, except as required in the course of your employment by the Company.
I look forward to working with you. Please review this letter and return it with your signature.

/s/ Kenton K. Alder	/s/ Douglas L. Soder

Kenton K. Alder	Douglas L. Soder